Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Fathom Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share	Rules 457(c) and (h)(1)	3,700,000	$4.89	$18,093,000	$110.20 per $1,000,000	$1,993.85
Total Offering Amounts					$18,093,000		$1,993.85
Total Fee Offsets							$0
Net Fee Due							$1,993.85

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, no par value per share (the “Common Stock”), of Fathom Holdings Inc. (the “Registrant’) as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 3,700,000 additional shares of Common Stock reserved for issuance under the Fathom Holdings Inc. 2019 Omnibus Stock Incentive Plan, as amended (the “2019 Stock Plan”). Previously, 1,740,009 shares under the 2019 Stock Plan were registered under Registration Statement No. 333-248234 and Registration Statement No. 333-265625.

(3)	Calculated solely for the purpose of this offering pursuant to Rule 457(c) and 457(h)(1) of the Securities Act on the basis of the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Capital Market on September 12, 2023.